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                                                                                                            EXHIBIT (11)



COMPUTATION OF EARNINGS PER SHARE                                                                    First Interstate Bancorp
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                                                                       Three Months Ended              Nine Six Months Ended
                                                                          September 30                      September 30
                                                                   ------------------------          ------------------------
(dollar amounts in millions, except per share amounts)                 1995          1994               1995          1994
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
Net income applicable to common stock
Net income                                                         $   237.8      $   130.0          $   669.7      $   522.3
Less dividends on preferred stock                                        8.3            8.3               24.9           24.9
                                                                   ---------      ---------          ---------      ---------
Net income, as adjusted, for calculation of
  primary and fully diluted earnings per share                     $   229.5      $   121.7          $   644.8      $   497.4
                                                                   =========      =========          =========      =========

Weighted average number of shares (in thousands)
Weighted average number of shares outstanding                         75,954         80,058             75,699         80,083
Dilutive effect of outstanding stock options
  (as determined by application of the
  treasury stock method)                                               1,539          1,622              1,432          1,588
Stock units under Management Incentive Plan                               23             20                 22             19
                                                                   ---------      ---------          ---------      ---------
Weighted average number of shares, as
  adjusted, for calculation of primary
  earnings per share                                                  77,516         81,700             77,153         81,690
Additional dilutive effect of
  outstanding stock options                                              247             88                354            121
                                                                   ----------     ---------          ---------      ---------
Weighted average number of shares, as
  adjusted, for calculation of fully
  diluted earnings per share                                          77,763         81,788             77,507         81,811
                                                                   =========      =========          =========      =========

Primary and fully diluted earnings per share 1
Net income                                                         $    2.96      $    1.49          $    8.36      $    6.09
                                                                   =========      =========          =========      =========


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1    Fully diluted earnings per share are considered equal to primary earnings per share because the addition of potentially dilutive securities which are not common stock equivalents resulted in dilution of less than three percent.


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